UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2010

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 7.01.  Regulation FD Disclosure.

This information is furnished pursuant to Item 7.01 of this Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, unless the Company specifically incorporates it by reference in a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.  By filing this Current Report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

On July 22, 2010, Accuride Corporation (the “Company”) issued a press release announcing it has priced its previously announced private placement of $310 million aggregate principal amount of 9.5% first priority senior secured notes due 2018 (the “Notes”). The aggregate principal amount of Notes to be issued represents an increase of $10 million over the previously announced offering amount. The sale of the Notes is expected to close on July 29, 2010, subject to customary closing conditions.

The Notes will pay interest semiannually beginning on February 1, 2011 at a rate of 9.5% and will be issued at a price equal to 97.288% of their face value.  The Notes may be redeemed at any time prior to August 1, 2014 at par plus a premium and at any time beginning on August 1, 2014 at specified redemption prices.  Prior to August 1, 2013, but not more than once in any twelve-month period, the Company may redeem up to 10% of the Notes at a redemption price of 103%.  In addition, the Company may redeem up to 35% of the principal amount of the Notes with the proceeds of certain equity offerings completed before August 1, 2013 at a redemption price of 109.5%.

The Company intends to use the net proceeds from the offering of the Notes, together with approximately $10 million of expected borrowings under a new senior secured asset based revolving credit facility (the “ABL Facility”) and cash on hand, to refinance its existing senior credit facility and to pay related fees and expenses.

The Notes will be initially guaranteed by all of the Company’s domestic subsidiaries.  The Notes and the related guarantees will be secured by first-priority liens on substantially all of the owned real property and tangible and intangible assets of the Company and the guarantors (other than accounts receivable and inventories), including all of the guarantors’ capital stock, and by second-priority liens on substantially all of the accounts receivable and inventories that secure the Company’s and the guarantors’ obligations under the ABL Facility on a first-priority basis, in each case subject to certain exceptions and permitted liens.

The Notes and the related guarantees have not been registered under the Securities Act or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom.  The Notes are being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to persons outside of the United States in accordance with Regulation S under the Securities Act.  A copy of the Company’s press release is furnished pursuant to this Item 7.01 as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 7.01.  This report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

99.1                     Press Release dated July 22, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION
Date:	July 22, 2010	/s/ Stephen A. Martin
Stephen A. Martin
Vice President / General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 22, 2010.